FIRST PACTRUST BANCORP, INC.

FOR IMMEDIATE RELEASE

August 23, 2011

First PacTrust Bancorp, Inc. Receives Preliminary Approval for $32.0 Million of SBLF Capital

CHULA VISTA, CA  – August 23, 2011 – First PacTrust Bancorp, Inc. (NASDAQ: FPTB) (the "Company"), the parent company of Pacific Trust Bank, F.S.B., today announced that it has received preliminary approval to receive an investment of up to $32.0 million in the Company's preferred stock from the United States Department of the Treasury under the Small Business Lending Fund (the "SBLF"). The SBLF is a voluntary program intended to encourage small business lending by providing capital to qualified community banks at favorable rates.

In connection with the investment, the Company intends to contribute $28.8 million of additional capital to Pacific Trust Bank to further support its growth initiatives throughout Southern California.  Gregory A. Mitchell, President and CEO commented: "The types of small business and commercial real estate lending initiatives promoted by the SBLF agenda represent a significant part of Pacific Trust Bank’s future loan growth.  We expect to make good use of this attractively priced equity to further stimulate economic activity within our primary markets while providing our shareholders with enhanced value.”   Closing of the SBLF equity investment is expected to occur on or about August 30, 2011, subject to customary documentation and final due diligence by the Treasury.

As of June 30, 2011, First PacTrust Bancorp, Inc. maintained more than $160 million of tangible equity, representing 18.2% of assets.  Proceeds from the SBLF investment are expected to further improve capital ratios, leaving the Company with approximately 21.5% equity to assets.

Contact:

Gregory A. Mitchell, President and CEO

Phone: (619) 691-1519, ext. 4474